EXHIBIT 21.1
LIST OF SUBSIDIARIES
CSI Solartronics (Changshu) Co., Ltd., incorporated in the People’s Republic of China
CSI Solar Manufacture Inc., incorporated in the People’s Republic of China
CSI Solar Technologies Inc., incorporated in the People’s Republic of China
CSI Central Solar Power Co., Ltd., incorporated in the People’s Republic of China
CSI Cells Co., Ltd., incorporated in the People’s Republic of China
Changshu CSI Advanced Solar Inc., incorporated in the People’s Republic of China
CSI Solar Power Inc. , incorporated in the People’s Republic of China
CSI Solar Inc., incorporated in Delaware, USA